EXHIBIT 99.1

           AMERICAN STOCK EXCHANGE APPROVES PLAN SUBMITTED BY KFX

                                            CONTACT:  Ted Venners - 303-293-2992

Denver, CO, June 18, 2002 - KFx Inc. (AMEX: KFX - news) today announced that the Company continues to make progress on their previously submitted business plan and that AMEX has given their approval to finalize the plan by September 30, 2002.

KFx submitted the plan to the AMEX on April 22, 2002, in response to the request contained in the AMEX letter to KFx dated March 15, 2002. This letter had informed KFx that the Company was not in compliance with the continued listing standard that requires the Company to have stockholders' equity of not less than $6 million. The Company's plan details steps KFx is taking to meet this continued listing standard. KFx will be subject to periodic review by the AMEX staff during the period ending September 30, 2002.

Since the submission of the Company's plan to the AMEX, KFx has sold common stock to an investor group, through private placement transactions, which will increase stockholders' equity by $11 million pending submission of the appropriate filings. This investor group also has an option to invest an additional $9 million in KFx common stock prior to July 31, 2002. All but approximately $3 million of the original $17 million debenture has been converted to equity. KFx management continues to work toward achieving the plan submitted to the AMEX with the goal of meeting the requirements of the continued listing standard by September 30, 2002. In the meantime, KFx is ordering long lead items for the new commercial K-Fuel plant while analyzing various proposals from new strategic investors. KFx's majority owned subsidiary, Pegasus Technologies, Inc. continues to book new orders as it accelerates its installation capabilities.

                                   *****

KFx provides total fuel solutions for the power industry. Its patented K-Fuel(R) process converts low heating value coal into clean, high-energy fuel. The KFx web site address is www.kfx.com. Pegasus Technologies, Inc., a majority-owned subsidiary of KFx, is a leading provider of neural network based optimization and control applications for the power generation market. The Pegasus OS-2001 suite of combustion optimization solutions enables customers to reduce emissions and increase the efficiency of their fossil-fueled electric generating units. The Pegasus web site address is www.pegasustec.com.

The discussion above contains, in addition to historical information, forward-looking statements that include various risks and uncertainties. Such forward-looking statements include statements regarding the Company's expectations. The Company's actual results may differ materially from those anticipated in such statements. Factors that might cause such a difference include matters discussed in "Business Risk Factors" at Item I and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" at Item 7 of the Company's Annual Report on Form 10-K/A for the year ended December 31, 2001 and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" at Part I, Item 2 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.